Exhibit 10.2
FORM OF TAX MATTERS AGREEMENT
BETWEEN
ALON USA ENERGY, INC.
AND
ALON BRANDS, INC.

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TABLE OF CONTENTS
(continued)

Page
(m) Notices	10
(n) Costs and Expenses	11
(o) Applicable Law	11

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TAX MATTERS AGREEMENT
     This Tax Matters Agreement (this “Agreement”), dated to be effective as of the Closing Date of the IPO (as defined below), is made between Alon USA Energy, Inc., a Delaware corporation (“Alon USA”), and Alon Brands, Inc., a Delaware corporation (“Brands”).
RECITALS
     A. Certain Alon USA Group Members (as defined below), on the one hand, and certain Brands Group Members (as defined below), on the other hand, file or have filed Income Tax Returns (as defined below) on a consolidated, combined and/or unitary basis for certain federal, state, local and foreign Income Tax (as defined below) purposes;
     B. Alon USA prepares and files, or causes to be prepared and filed, the Income Tax Returns of each Brands Group Member, whether or not such Brands Group Member files an Income Tax Return on a consolidated, combined or unitary basis with any Alon USA Group Member;
     C. Brands intends to undertake an initial public offering (the “IPO”);
     D. Following the IPO, Alon USA and Brands intend for Alon USA to continue to prepare and file, or to cause to be prepared and filed, all Income Tax Returns of each Brands Group Member, whether or not such Brands Group Member files an Income Tax Return on a consolidated, combined or unitary basis with any Alon USA Group Member, and to defend any audits with respect to such Income Tax Returns and to manage any resulting controversy;
     NOW THEREFORE, in contemplation of the IPO, Alon USA and Brands desire to agree upon the method of determining the financial consequences to each party resulting from the preparation and filing of such Income Tax Returns.
AGREEMENT
     NOW THEREFORE, in consideration of the premises set forth above and the terms and conditions set forth below, the parties hereto agree as follows:
     Section 1. Definitions. For purposes of this Agreement, the following capitalized terms shall have the meanings set forth below:
     “Adjustment” shall mean any proposed or final change in the Tax liability of any Person.
     “Affiliated Group” shall mean an affiliated group of corporations within the meaning of section 1504(a) of the Code that joins in a consolidated return (or a similar such group with respect to a consolidated, combined or joint return with respect to any state or local Income Tax).
     “Affiliate” shall mean any Person that directly or indirectly is “controlled” by the other Person in question. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an Entity, whether through ownership of voting securities, by contract or otherwise. Except as otherwise provided herein, the term

Affiliate for purposes of Section 8 shall refer to Affiliates of a Person as determined immediately after the Distribution.
     “Alon USA Group” shall mean Alon USA and its Subsidiaries, excluding, however, any Brands Group Member.
     “Alon USA Group Member” shall mean each member of the Alon USA Group.
     “Brands Group” shall mean Brands and its Subsidiaries. With respect to any Taxable Period beginning before the IPO, the Brands Group shall be determined as if the Brands Group had been constituted on the first day of such Taxable Period, and shall include the assets and operations of the retail and branded wholesale motor fuels business of Alon USA and its Subsidiaries as they existed for such Taxable Period.
     “Brands Group Member” shall mean each member of the Brands Group.
     “Code” shall mean the Internal Revenue Code of 1986, as amended.
     “Deconsolidation Event” shall mean, with respect to each Brands Group Member, any event or transaction, including the IPO, that causes such Brands Group Member to no longer be eligible to join any Alon USA Group Member in filing an applicable Income Tax Return on a consolidated, combined or unitary basis.
     “Entity” shall mean a partnership (whether general or limited), a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or any other entity, without regard to whether it is treated as a disregarded entity for U.S. federal tax purposes.
     “Final Determination” shall mean the final resolution of any Tax matter, including a closing agreement with the IRS or other relevant Taxing Authority, a claim for refund which has been allowed, a deficiency notice with respect to which the period for filing a petition with the Tax Court or the relevant foreign, state or local tribunal has expired, or a decision of any court of competent jurisdiction that is not subject to appeal (disregarding any possibility of a petition for certiorari to the United States Supreme Court) or as to which the time for appeal has expired.
     “Income Tax Return” shall mean any Tax Return filed or required to be filed with any Taxing Authority with respect to Income Taxes.
     “Income Taxes” shall mean all Taxes imposed on or measured in whole or in part by income, capital or net worth or a taxable base in the nature of income, capital or net worth, including franchise Taxes based on such factors and in particular the Texas franchise tax, and shall include any addition to Tax, additional amount, interest and penalty imposed with respect to such Taxes.
     “Indemnified Party” shall mean any party that is entitled to receive payment from an Indemnifying Party pursuant to the terms and conditions of this Agreement.

     “Indemnifying Party” shall mean any party that is required to pay any other party pursuant to the terms and conditions of this Agreement.
     “IRS” shall mean the United States Internal Revenue Service or any successor thereto, including its agents, representatives and attorneys.
     “Losses” shall mean any loss, cost, fine, penalty, fee, damage, obligation, liability, payment in settlement, Tax or other expense of any kind, including reasonable attorneys’ fees and costs, but excluding any consequential, special, punitive or exemplary damages.
     “Person” shall mean an individual or any Entity.
     “Subsidiary” shall mean, with respect to any Person, any other Person of which (i) such Person or any Subsidiary of such Person is a general partner or (ii) at least 50% of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to the other Person or at least 50% of the value of the outstanding equity is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.
     “Tax Benefit” shall mean a reduction in the Income Tax liability of any Person (or of the Affiliated Group of which it is a member) for any Taxable Period. Except as otherwise provided in this Agreement, a Tax Benefit shall be deemed to have been realized or received from a Tax Item in a Taxable Period only if, and to the extent that, the Income Tax liability of the Person (or of the Affiliated Group of which it is a member) for such Tax Period (or for an earlier period by reason of carryback from the return filed for such period) is less than it would have been if such Income Tax liability were determined without regard to such Tax Item.
     “Tax Controversy” shall mean any examination, audit, claim, dispute, litigation, proposed settlement, proposed Adjustment or related matter with respect to Income Taxes.
     “Tax Detriment” shall mean an increase in the Income Tax liability of any Person (or of the Affiliated Group of which it is a member) for any Taxable Period. Except as otherwise provided in this Agreement, a Tax Detriment shall be deemed to have been realized or suffered from a Tax Item in a Taxable Period only if, and to the extent that, the Income Tax liability of the Person (or the Affiliated Group of which it is a member) for such period is greater than it would have been if such Income Tax liability were determined without regard to such Tax Item.
     “Tax Item” shall mean any item of income, gain, loss, deduction, credit, recapture of credit or any other item of a type which may have the effect of increasing or decreasing Income Taxes paid or payable by any Person (or the Affiliated Group of which it is a member).
     “Tax Return” shall mean any return, report, form or other information filed or required to be filed with any Taxing Authority with respect to Taxes.
     “Taxable Period” shall mean any taxable year or portion thereof, [including any Post-Closing IPO Straddle Period and any Pre-Closing Deconsolidation Straddle Period].

     “Taxes” shall mean all federal, state, local, foreign or other governmental taxes, assessments, duties, fees, levies or similar charges of any kind, including all income, profits, franchise, excise, property, use, intangibles, sales, value-added, ad valorem, escheat or unclaimed property, gross receipts, margin, severance, payroll, employment, withholding, estimated and other taxes of any kind whatsoever, whether disputed or not, and including all additions to tax, additional amounts, interest and penalties imposed with respect to such taxes.
     “Taxing Authority” shall mean, with respect to any Tax, the government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, that imposes such Tax, and the agency (if any) charged with the collection of such Tax, including the IRS.
     Other capitalized terms defined elsewhere in this Agreement shall have the meaning given them.
     Section 2. Tax Payments.
          (a) Income Tax Liability. For each Taxable Period beginning after the IPO, Brands shall pay, or cause to be paid, to Alon USA an amount equal to the excess, if any, of (i) the Income Taxes incurred by any Brands Group Member under applicable Tax law and paid by Alon USA on such Brands Group Member’s behalf or, in the case of any Income Tax with respect to which any Brands Group Member joins any Alon USA Group Member in filing an Income Tax Return on a consolidated, combined or unitary basis, the amount of Income Taxes that would be incurred by the Brands Group Member had such Brands Group Member filed a separate Income Tax Return based solely on the income, apportionment factors and other Tax Items of such Brands Group Member (“Separate Income Tax Liability”), over (ii) the aggregate amount of Estimated Income Tax Payments actually made to Alon USA under Section 2(c) with respect to such Separate Income Tax Liability. For purposes of determining the amount of a Brands Group Member’s Separate Income Tax Liability, (i) to the extent that such Brands Group Member would be entitled to file an Income Tax Return on a consolidated, combined or unitary basis with any other Brands Group Member, the Separate Income Tax Liability of such Brands Group Members shall be determined as though such Brands Group Members had filed a consolidated, combined or unitary Income Tax Return based solely on the income, apportionment factors and other Tax Items of such Brands Group Members, with the resulting liability apportioned among such members as Alon USA may reasonably determine; and (ii) calculations for any periods that include the IPO or a Deconsolidation Event shall be calculated as if there were a closing of the books on that date. If the aggregate amount of Estimated Income Tax Payments actually made to Alon USA with respect to a Brands Group Member and taxable year exceeds the Separate Income Tax Liability, Alon USA shall pay to Brands an amount equal to such excess. In addition, to the extent that, for any Taxable Period beginning after the date of the IPO, any Alon USA Group Member utilizes any credits or deductions, including foreign tax credits, alternative minimum tax credits, net operating losses or net capital losses, which are attributable to any Brands Group Member, and such utilization results in a Tax Benefit being realized by such Alon USA Group Member (treating any credits or deductions attributable to the Alon USA Group as utilized prior to the utilization of any credits or deductions attributable to the Brands Group), then Alon USA shall pay to Brands the amount of such Tax Benefit at the time of the filing of the Income Tax Return reflecting the realization of the Tax Benefit and such credits or deductions for which Alon USA has paid Brands shall not be utilizable by any Brands Group Member for purposes of computing such Brands Group Member’s Estimated Income Tax Payments or Separate Income Tax Liability.
          (b) Additional Calculations related to Options and other Employee Benefits. For purposes of determining the amount of a Brands Group Member’s Estimated Income Tax Payments and Separate Income Tax Liability, Alon USA shall be entitled to claim all deductions arising by reason of the exercise of any stock options to purchase shares of Alon USA stock, or arising by reason of the payment of deferred or other compensation by Alon USA to the extent such payment is not reimbursed by Brands. In addition, for purposes of any Income Tax Return filed by, with respect to or on behalf of, any Brands Group Member (whether or not such Brands Group Member files an Income Tax Return on a consolidated, combined or unitary basis with any Alon USA Group Member), Alon USA shall be, to the extent permitted by applicable Tax law, entitled to claim all deductions arising by reason of the exercise of any stock options to purchase Alon USA stock or arising by reason of the payment of deferred or other compensation by Alon USA to the extent such payment is not reimbursed by Brands. If, pursuant to a Final Determination, all or any part of such deduction is disallowed or is proposed to be disallowed to Alon USA then, to the extent permitted by applicable Tax law, the appropriate Brands Group Member shall report such deduction on its Income Tax Return (including an amended Income Tax Return). If a Brands Group Member realizes a Tax Benefit in any Taxable Period beginning after the date of the IPO, as a result of a deduction arising by reason of the exercise of any stock option to purchase shares of Alon USA stock or arising by reason of the payment of deferred or other compensation by Alon USA to the extent such payment is not reimbursed by Brands, Brands shall pay the amount of such Tax Benefit to Alon USA.
          (c) Estimated Income Tax Payments. For each Taxable Period beginning after the date of the IPO, Brands shall pay, or cause to be paid, to Alon USA the amount of any estimated Income Taxes owed by any Brands Group Members and to be paid by Alon USA on such Brands Group Members’ behalf, whether or not such estimated Income Tax is attributable to an Income Tax Return filed on a consolidated, combined or unitary basis with any Alon USA Group Member (“Estimated Income Tax Payments”). In the case of any Estimated Income Tax Payments with respect to which any Brands Group Member joins any Alon USA Group Member in filing an Income Tax Return on a consolidated, combined or unitary basis, the amount of such Estimated Income Tax Payments that are owed to Alon USA by such Brands Group Member shall be based on the Alon USA’s estimate of the amounts will be required to be paid under Section 2(a) with respect to such Brands Group Members, such Tax and such period. In light of the complexity of estimated Income Tax projections and the short time available for making such projections, Alon USA’s estimates will be binding unless manifestly unreasonable.
          (d) Timing. For each Taxable Period beginning after the date of the IPO, Alon USA shall prepare and deliver to Brands a schedule (the “Schedule”) showing in reasonable detail Alon USA’s calculation of any Estimated Income Tax Payments or Separate Income Tax Liability, as the case may be, of each Brands Group Member and, subject to Section 7, (i) Brands shall pay to Alon USA the amount of any Estimated Income Tax Payments or Separate Income Tax Liability shown on the Schedule no later than the later of (A) ten days before the date that such payment is due and payable to the applicable Taxing Authority and (B) five days after Brands’ receipt of the Schedule, and (ii) any payments by Alon USA to Brands required pursuant to Section 2(a) hereof shall be made, based on the Schedule, no later than the date such consolidated, combined or unitary Income Tax Return is filed with the applicable Taxing Authority. Except as otherwise provided herein, all indemnification or other payments to be made pursuant to this Agreement shall be made within fifteen days of written notice of a request for indemnification or payment by the Indemnified Party, which notice shall be accompanied by a computation of the amount due. If any payments required to be made pursuant to this Agreement (including Estimated Income Tax Payments) are not made when due, such payments shall bear interest at the prevailing underpayment rate as determined under section 6621 of the Code (or, if higher, the appropriate underpayment rate for the state or local Income Tax to which such payment relates if an underpayment resulted from such failure to timely pay).
          (e) Adjustments. If, as a result of a Final Determination, there is an Adjustment that would have the effect of increasing or decreasing a Brands Group Member’s Separate Income Tax Liability for Taxable Periods beginning after the date of the IPO, then Brands shall pay to Alon USA the amount of any increased Separate Income Tax Liability, and Alon USA shall pay to Brands the amount of any decreased Separate Income Tax Liability; provided, however, that Alon USA’s payment to Brands shall not exceed the net amount of payments received by Alon USA from Brands with respect to the Separate Income Tax Liability for such Taxable Periods. If, as a result of a Final Determination, there is an Adjustment to any of the credits or deductions attributable to any Brands Group Member which resulted in a payment by Alon USA to Brands pursuant to Section 2(a) of this Agreement that would have the effect of increasing or decreasing the Tax Benefit to the Alon USA Group Member utilizing such credit or deduction, then Brands shall pay to Alon USA the amount of any decreased Tax Benefit and Alon USA shall pay to Brands the amount of any increased Tax Benefit.
          (f) Other Adjustments and Indemnification. If, as a result of a Final Determination, there is an Adjustment with respect to any Tax Item of any Brands Group Member for any Taxable Period ending on or before the date of the IPO, including any portion of a IPO Straddle Period ending on the date of the IPO, that results in a Tax Detriment being realized by any Alon USA Group Member, or by any Brands Group Member for which any Alon USA Group Member is otherwise liable, then Brands shall indemnify Alon USA and any such Alon USA Group Members against such Tax Detriment. In addition, if there is an Adjustment pursuant to section 482 of the Code or similar authority under applicable Tax law which results in a Tax Detriment being realized by any Alon USA Group Member or any Brands Group Member, on the one hand, and a corresponding Tax Benefit being realized by any Brands Group Member or any Alon USA Group Member, on the other, which is not otherwise taken into account through payments or indemnification under this Agreement, then Brands shall pay to Alon USA or Alon USA shall pay to Brands, as the case may be, the amount of such Tax Benefit. Alon USA shall indemnify Brands to the extent that any Brands Group Member becomes liable for the Income Tax liability of any Alon USA Group Member as a result of being a member of the Affiliated Group of which Alon USA is the common parent corporation, for federal tax purposes, or a member of the combined, consolidated or unitary group, for foreign, state or local tax purposes, which includes any Alon USA Group Member, in excess of the Separate Income Tax Liability of such Brands Group Member, and, except as otherwise provided herein, Alon USA shall indemnify Brands against any Income Tax liability for which Brands has paid to Alon USA pursuant to this Agreement.

          (g) Reimbursements. Notwithstanding the foregoing, Brands, on behalf of each Brands Group Member, shall pay, or caused to be paid, any payment made by Alon USA on behalf of any Brands Group Member for Taxes owed by such Brands Group Member other than pursuant to this Agreement within five days of receipt of written notification from Alon USA that such payment has been made.
     Section 3. Income Tax Return Preparation.1 Alon USA shall prepare and file, or cause to be prepared and filed, all Income Tax Returns that are required under applicable law to be filed by, with respect to or on behalf of, any Brands Group Member (whether or not such Brands Group Member files an Income Tax Return on a consolidated, combined or unitary basis with any Alon USA Group Member), including all Income Tax Returns which Alon USA determines shall be filed on a consolidated, combined or unitary basis with any Alon USA Group Member, for any IPO Straddle Period and any Taxable Period beginning before a Deconsolidation Event. Brands shall reimburse Alon USA for an allocable portion of its expenses incurred in preparing and filing Income Tax Returns on behalf of any Brands Group Member, as such allocation is reasonably determined by Alon USA.
     Section 4. Audits and Other Tax Controversies. Alon USA shall have sole responsibility for and control over any Tax Controversy with respect to Income Taxes of each Brands Group Member. Brands shall reimburse Alon USA for an allocable portion of its expenses incurred in conducting such Tax Controversies on behalf of any Brands Group Member, as such allocation is reasonably determined by Alon USA.
     Section 5. Cooperation.
          (a) Tax Information.
               (i) Brands shall, and shall cause each Brands Group Member, to cooperate with Alon USA in the preparation and filing of Income Tax Returns, as described in Section 3, or in the conduct of Tax Controversies, as described in Section 4, by maintaining such books and records and providing on a timely basis such information as may be necessary or useful in the filing of such Income Tax Returns or the conduct of such Tax Controversies and executing any documents, by making available any appropriate personnel to answer questions or to assist in any Tax Controversy, and providing any further information and taking any actions which Alon USA may reasonably request in connection therewith.
               (ii) If any Brands Group Member fails to provide any information requested pursuant to this Section 5 on a timely basis, then Alon USA shall have the right to engage an independent certified public accountant of its choice to gather such information. Brands agrees to permit any such independent certified public accountant full access to all Income Tax Returns and other relevant information in the possession of any Brands Group Member during reasonable business hours, and to reimburse or pay directly all costs and expenses incurred in connection with the engagement of such independent certified public accountant.

[1]	NOTE TO DRAFT: Will Alon USA be asked to prepare any returns for Taxes other than Income Taxes (e.g., sales taxes or property taxes)? If so, we should provide for the same, on either a permanent or a temporary basis.

               (iii) If any Brands Group Member supplies information to a Alon USA Group Member in connection with the preparation and filing of any Income Tax Return or in connection with the conduct of any Tax Controversy and an officer of the requesting party signs a statement or other document under penalties of perjury in reliance upon the accuracy of such information, then a duly authorized officer of the party supplying such information shall certify, under penalties of perjury, the accuracy and completeness of the information so supplied. Brands shall indemnify and hold harmless each Alon USA Group Member and its respective officers and employees, against any cost, fine, penalty or other expenses of any kind attributable to a Brands Group Member supplying a Alon USA Group Member with inaccurate or incomplete information, in connection with the preparation and filing of any Income Tax Return or in connection with the conduct of any Tax Controversy.
          (b) Other Cooperation.
               (i) Whenever any Brands Group Member learns of a breach or a violation of any obligation or provision contained in this Agreement, or receives in writing from any Taxing Authority notice of an Adjustment which may give rise to a payment under this Agreement, Brands shall give notice to Alon USA within ten days of such Brands Group Member becoming aware of such breach, violation or receipt, but if a Alon USA Group Member is required to respond to the IRS or any other Taxing Authority, such notice shall be given no less than ten days before such response is required.
               (ii) Alon USA may consult with Brands, and Brands agrees to fully cooperate with Alon USA in the negotiation, settlement or litigation of any liability for Income Taxes of any Alon USA Group Member, regardless of the effect of any such negotiation, settlement or litigation on the Separate Income Tax Liability of any Brands Group Member.
          (c) Agent. Brands, on behalf of itself and each other Brands Group Member, hereby appoints Alon USA as its agent (i) for the purpose of preparing and filing any Income Tax Return of such Brands Group Member (whether or not such Income Tax Return is filed on a consolidated, combined or unitary basis with any Alon USA Group Member), (ii) for the purpose of representing such Brands Group Member in the course of any Tax Controversy as set forth in Section 4, and (iii) for the purpose of making any election or taking any action in connection with any of the foregoing on behalf of each Brands Group Member. Brands, on behalf of itself and each other Brands Group Member, hereby consents to the preparation and filing of each such Income Tax Return and to the making of any elections and the taking of any action as set forth above.
     Section 6. Retention of Records. Brands agrees to retain, and cause each Brands Group Member to retain, the appropriate records which may affect the determination of the Separate Income Tax Liability of any Brands Group Member or the Income Tax liability of any Alon USA Group Member which files an Income Tax Return on a consolidated, combined or unitary basis with any Brands Group Member until such time as there has been a Final Determination with respect thereto. Any Brands Group Member intending to destroy any materials, records, or documents relating to Income Taxes shall provide Alon USA with 90 days advance notice and the opportunity to copy or take possession of such materials, records and documents.

     Section 7. Resolution of Disputes. Any dispute concerning the calculation or basis of determination of any payment provided for hereunder shall be resolved by the independent certified public accountants for Alon USA, whose judgment shall be conclusive and binding upon the parties.
     Section 8. Miscellaneous.
          (a) Term of the Agreement. This Agreement shall become effective as of the date of its execution and, except as otherwise expressly provided herein, shall continue in full force and effect indefinitely.
          (b) Injunctions. The parties acknowledge that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. The parties hereto shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any court having jurisdiction, such remedy being in addition to any other remedy to which they may be entitled at law or in equity.
          (c) Severability. Whenever possible, each provision of this Agreement will be interpreted so as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held invalid, illegal or unenforceable in any respect under any applicable law in any jurisdiction, then such invalidity, illegality or unenforceability will not affect the validity, legality or enforceability of any other provision or portion of any provision of this Agreement, and this Agreement will be re-formed, construed and enforced in such jurisdiction in such manner as will effect as nearly as lawfully possible the purposes and intent of such invalid, illegal or unenforceable provision.
          (d) Assignment. Except by operation of law or in connection with the sale of all or substantially all the assets of a party hereto, this Agreement shall not be assignable, in whole or in part, directly or indirectly, by any party hereto without the advance written consent of the other party, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void; provided, however, that the provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective successors and permitted assigns.
          (e) Further Assurances. Subject to the provisions hereof, the parties hereto shall make, execute, acknowledge and deliver such other instruments and documents, and take all such other actions, as may be reasonably required in order to effectuate the purposes of this Agreement and to consummate the transactions contemplated hereby. Subject to the provisions hereof, each of the parties shall, in connection with entering into this Agreement, performing its obligations hereunder and taking any and all actions relating hereto, comply with all applicable laws, regulations, orders and decrees, obtain all required consents and approvals and make all required filings with any Taxing Authority, governmental agency, other regulatory or administrative agency, commission or similar authority, and promptly provide the other parties with all such information as they may reasonably request in order to be able to comply with the provisions of this sentence.

          (f) Parties in Interest. Except as herein otherwise specifically provided, nothing in this Agreement expressed or implied is intended to confer any right or benefit upon any Person other than the parties hereto, their respective successors and permitted assigns, and any Subsidiary that subsequently becomes a Alon USA Group Member or a Brands Group Member.
          (g) Waivers, Etc. No failure or delay on the part of the parties in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power. No modification or waiver of any provision of this Agreement, nor the consent to any departure by the parties therefrom, shall in any event be effective unless the same shall be in writing, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.
          (h) Setoff. All payments to be made by any party under this Agreement shall be made without setoff, counterclaim or withholding, all of which are expressly waived.
          (i) Change of Law. If, due to any change in applicable law or regulations or their interpretation by any court of law or other governing body having jurisdiction subsequent to the date of this Agreement, the performance of any provision of this Agreement or any transaction contemplated hereby shall become impracticable or impossible, the parties hereto shall use their best efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such provision.
          (j) Confidentiality. Subject to any contrary requirement of law and the right of each party to enforce its rights hereunder in any arbitration or legal action, each party agrees that it shall keep strictly confidential, and shall cause its employees and agents to keep strictly confidential, any information which it or any of its employees or agents may acquire pursuant to, or in the course of performing its obligations under, any provision of this Agreement.
          (k) Headings. Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.
          (l) Counterparts. For the convenience of the parties, any number of counterparts of this Agreement may be executed by the parties hereto, and each such executed counterpart shall be, and shall be deemed to be, an original instrument.
          (m) Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein shall be validly given, made or served, if in writing and delivered personally, by telegram or sent by registered mail, postage prepaid, or by facsimile transmission to:
Alon USA at:
Alon USA Energy, Inc.
7616 LBJ Freeway
Suite 300

Dallas, Texas 75251
Attn: Chief Financial Officer
Fax: (972) 367-3719
Brands at:
Alon Brands, Inc.
7616 LBJ Freeway
Third Floor
Dallas, Texas 75251
Attn: Chief Financial Officer
Fax:
or to such other address as any party may, from time to time, designate in a written notice given in a like manner. Notice delivered personally or given by telegram shall be deemed delivered when received by the recipient. Notice given by mail as set out above shall be deemed delivered five calendar days after the date the same is mailed. Notice given by facsimile transmission shall be deemed delivered on the day of transmission provided telephone confirmation of receipt is obtained promptly after completion of transmission.
          (n) Costs and Expenses. Unless otherwise specifically provided herein, each party agrees to pay its own costs and expenses resulting from the exercise of its respective rights or the fulfillment of its respective obligations hereunder.
          (o) Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with the domestic substantive laws of the State of Texas without regard to any choice or conflict of laws, rules or provisions that would cause the application of the domestic substantive laws of any other jurisdiction.

     IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed by their respective officers, each of whom is duly authorized, all as of the day and year first above written.

ALON USA ENERGY, INC.

By:

Name:

Title: Chief Financial Officer

ALON BRANDS, INC.

By:

Name:

Title: Chief Financial Officer